Exhibit 3.2

AVALONBAY COMMUNITIES, INC.

Secretary’s Certificate

Amendment to Bylaws

On May 6, 2019, pursuant to a unanimous written consent of the Board of Directors of AvalonBay Communities, Inc. (the “Company”), the Board adopted the following amendment to the Company’s Bylaws:

AVALONBAY COMMUNITIES, INC.

THIRD AMENDMENT

TO AMENDED AND RESTATED BYLAWS

1.                                      The Amended and Restated Bylaws dated November 12, 2015, as heretofore amended (the “Bylaws”), of AvalonBay Communities, Inc., a Maryland corporation, are hereby amended by deleting therefrom Section 10.03 of Article X in its entirety and inserting in lieu thereof a new Section 10.03 of Article X as follows:

10.03                 BY STOCKHOLDERS WITHOUT ACTION OF THE BOARD OF DIRECTORS.  At any annual meeting (subject to the requirements of Section 1.03) or any special meeting (subject to the requirements of Section 1.04), the Stockholders shall have the power, by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, to alter or repeal any Bylaws of the Corporation and to make new Bylaws, except that the Stockholders shall not alter or repeal (x) Section 7.01 without the consent of any Indemnified Persons adversely affected by such proposed alteration or repeal or (y) this Article X without the approval of the Board of Directors.

2.                                      Except as set forth herein, the Bylaws shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has signed this certificate as of May 6th, 2019.

AVALONBAY COMMUNITIES, INC.

/s/ Edward M. Schulman
Name:	Edward M. Schulman
Title:	Secretary